Exhibit 10.2

Frost Bank 640 Taylor Street Fort Worth, Texas 76102	Credit Suisse AG Credit Suisse Loan Funding LLC Eleven Madison Avenue New York, New York 10010	Wells Fargo Bank, National Association Wells Fargo Securities, LLC 5550 South Tryon St., 6th Floor Charlotte, North Carolina 28202

May 28, 2018

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Ft. Worth, TX 76102

Attention:                       Matthew S. Daly

Chief Operating Officer and Corporate Secretary

$250,000,000 Senior Secured Credit Facility

Commitment Letter

Ladies and Gentlemen:

Kimbell Royalty Partners, LP (the “Company” or “you”) has advised each of (a) Frost Bank (together with any of its affiliates as may be appropriate to consummate the transactions contemplated hereby, “Frost”), (b) Wells Fargo Bank, National Association (“WFB”), (c) Wells Fargo Securities LLC (“WFS”, and together with WFB, collectively, “Wells Fargo”), (d) Credit Suisse AG, Cayman Islands Branch (“Credit Suisse AG” and, together with Credit Suisse Loan Funding LLC (“CSLF”) and/or any of its affiliates as may be appropriate to consummate the transactions contemplated hereby, “CS”; and Credit Suisse AG, together with each of Frost and WFB, collectively, the “Initial Lenders”; and Credit Suisse AG, together with each of Frost, WFB and WFS, collectively, the “Commitment Parties”, and each, a “Commitment Party”) that the Company desires to establish a $250,000,000 senior secured credit facility by amendment (the “Amendment”) to the existing Credit Agreement dated January 11, 2017 among the Company, Frost Bank, as administrative agent, and the lenders party thereto (the “Existing Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), subject to an initial Borrowing Base of $200,000,000 (the “Facility”), the proceeds of which would be used by the Company (i) to partially finance the purchase (the “Acquisition”) of the equity interests of Haymaker Holding Company, LLC, Haymaker Greenfield, LLC and Haymaker Properties, LP (collectively, the “Acquired Companies”), and to pay related transaction costs, fees and expenses (the “Transaction”), (ii) for the acquisition and development of Oil and Gas Properties, (iii) to provide working capital from time to time for the Company and (iv) for other general corporate and partnership purposes of the Company and its Restricted Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments).  All capitalized terms used and not otherwise defined in this Commitment Letter shall have the same meanings as specified in the Existing Credit Agreement or the Term Sheet (as defined below), as applicable.

Subject to the terms and conditions of this commitment letter (including the Summary of Proposed Terms (the “Term Sheet”) attached hereto as Annex I and the Conditions Precedent attached hereto as Annex II , this “Commitment Letter”), (a) Frost is pleased to inform the Company of its commitment to provide up to $100,000,000 of the Facility, (b) Credit Suisse AG is pleased to inform the Company of its commitment to provide up to $50,000,000 of the Facility, (c) WFB is pleased to inform the Company of its commitment to provide up to $50,000,000 of the Facility, and (d) Frost, WFS and

CSLF (collectively, the “Joint Lead Arrangers”) are pleased to inform the Company that they are willing to act as joint lead arrangers and joint bookrunners for the Facility.

The agreements of each Commitment Party hereunder are several and not joint.  No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

It is agreed that (a) Frost will act as the sole administrative agent and collateral agent for the Facility (the “Administrative Agent”) and (b) the Joint Lead Arrangers will act as joint lead arrangers and joint bookrunners for the Facility.  It is understood and agreed that Frost will have “left” placement in all marketing materials and other documentation used in connection with the Facility.  CSLF and WFB shall have the title of co-syndication agents.  No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid, in each case, unless you and the Commitment Parties shall agree.

Section 1.  Conditions Precedent.

Each Commitment Party’s agreements hereunder are subject solely to the conditions precedent set forth on Annex II (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with this Commitment Letter, the Fee Letter and the definitive documentation for the Facility or Amendment or the accuracy of representations set forth herein or therein) other than those that are expressly set forth in Annex II hereto).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Amendment, the Amended Credit Agreement and all other Operative Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility or the effectiveness of the Amendment on the Closing Date if the conditions in Annex II shall have been satisfied (or waived by the Joint Lead Arrangers); provided that, to the extent that any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by (x) the filing of a UCC financing statement under the Uniform Commercial Code or (y) the delivery of certificated equity interests constituting Collateral), is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so (without undue burden or cost), then the perfection of such security interest will not constitute a condition precedent to the availability of the Facility on the Closing Date but such security interest will be required to be perfected within 60 days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion) (which, for the avoidance of doubt, shall include oil and gas properties evaluated in the Initial Reserve Report constituting not less than the Collateral Coverage Minimum (as defined in the Existing Credit Agreement) and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facility and the effectiveness of the Amendment on the Closing Date shall be the Acquisition Agreement Representations and the Specified Representations (each as defined in paragraph (11) of Annex II hereto).  This provisions of this paragraph are referred to herein as the “Certain Funds Provisions.”

Section 2.  Commitment Termination.  Each Commitment Party’s agreements set forth in this Commitment Letter will terminate on the earliest of (a) the Closing Date, (b) the consummation of the Transaction (with or without the use of the Facility), (c) 11:59 p.m., New York City time, on August 13, 2018 and (d) the termination of any Acquisition Agreement by you (or your affiliates) in writing or with your (or your affiliates’) written consent or otherwise in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition.  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to

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provide the services described herein shall automatically terminate.  You may also terminate the Commitment Parties’ commitments hereunder in whole upon ten days’ prior written notice to the Commitment Parties at any time.  Notwithstanding the foregoing, the termination of any Commitment Party’s agreements hereunder will not affect the last paragraph of Section 3 (if the Operative Documents become effective) and Sections 4 through 12, which provisions will survive any such termination.

Section 3.  Syndication.  The Joint Lead Arrangers intend to syndicate the Facility to a group of banks, financial institutions and other entities (together with Initial Lenders, the “Lenders”) identified by the Joint Lead Arrangers in consultation with, and subject to the consent of, you (such consent not to be unreasonably withheld or delayed).  Notwithstanding the right to syndicate the Facility and receive commitments with respect thereto, (a) the syndication of, or receipt of commitments or participations in respect of, all or any portion of the Initial Lenders’ commitments hereunder prior to the initial funding of the Facility on the Closing Date shall not be a condition to the Initial Lenders’ commitments and (b) notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment, syndication or participation by the Initial Lenders, unless you otherwise agree in writing in your sole discretion (i) the Initial Lenders shall not be released, relieved or novated from their obligations hereunder (including their obligations to fund the Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including their respective commitments in respect thereof, until the initial funding of the Facility on the Closing Date, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facility until the initial funding of the Facility on the Closing Date and (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facility on the Closing Date has occurred; provided, that the preceding clauses (i) through (iii) shall not apply to any reduction of commitments in connection with the appointment of any additional bookrunner, arranger or agent pursuant in accordance with this Commitment Letter.  The Joint Lead Arrangers will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders, the assignment of any titles and the compensation to be provided to the Lenders (in each case subject to your approval of the identity of the Lenders as set forth in this paragraph above).

The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist the Joint Lead Arrangers in completing a syndication satisfactory to us and you.  Such assistance shall include, until the earliest to occur of (x) 45 days after the Closing Date and (y) the date on which a Successful Syndication (as defined below) is achieved (the earlier of such dates, the “Syndication Date”), (a) your using commercially reasonable efforts to take all action, as the Joint Lead Arrangers may reasonably request, to assist the Joint Lead Arrangers in completing a syndication satisfactory to us and you; (b) making senior management and representatives of the Company available, and subject to the limitations on your rights set forth in the Acquisition Agreements, using commercially reasonable efforts to cause senior management and representatives of the Acquired Companies to be available, in each case, to participate in information meetings with potential Lenders at such times and places to be mutually agreed; (c) ensuring that the syndication efforts benefit from the Company’s existing lending relationships, and subject to the limitations on your rights set forth in the Acquisition Agreements, the Acquired Companies’ existing lending relationships; (d) assisting in the preparation of a customary confidential information memorandum for the Facility and other customary slides and other customary marketing materials to be used in connection with the syndication of the Facility; (e) providing the Joint Lead Arrangers with projections and the financial statements required by Annex II; and (f) hosting, with the Joint Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations (which may be by teleconference or other electronic means). As used herein, “Successful

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Syndication” means a syndication to prospective Lenders in which (1) Frost holds aggregate commitments under the Facility of no more than $50,000,000, (2) WFB holds aggregate commitments under the Facility of no more than $45,000,000, and (3) Credit Suisse AG holds aggregate commitments under the Facility of no more than $25,000,000.  It is understood that the commitments of the Initial Lenders are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facility from other Lenders, and in no event shall the successful completion of the syndication of the Facility constitute a condition to the availability of the Facility.  In addition, notwithstanding anything herein to the contrary, (1) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, fiduciary duty, binding agreement or any obligation of confidentiality (not created in contemplation hereof) binding on you, the Acquired Companies or your or their respective affiliates (provided that in the event that you do not provide information in reliance on the exclusions in this sentence, you shall use commercially reasonable efforts to provide notice to the Joint Lead Arrangers promptly upon obtaining knowledge that such information is being withheld solely to the extent you are able to do so without violating the applicable obligation or privilege) and (2) your commercially reasonable efforts to cause the Acquired Companies and their management or other representatives to do or assist with any of the provisions of this paragraph shall not include actions or assistance to the extent the same would be in contravention of the Acquisition Agreements.

The Company acknowledges that (a) the Joint Lead Arrangers may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, a secure Internet site or another similar electronic system (the “Platform”) and (b) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company agrees that (i) at the request of the Joint Lead Arrangers, it will prepare a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning the Company or its securities for purposes of United States federal and state securities laws; (ii) all Company Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (iii) by marking Company Materials “PUBLIC,” the Company will be deemed to have authorized the Joint Lead Arrangers and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws; (iv) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,”; and (v) the Joint Lead Arrangers will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”  It is understood that in connection with your assistance described above, a customary authorization letter will be included in any confidential information memorandum authorizing the distribution thereof to prospective Lenders and such authorization letters will contain a customary “10b-5” representation (substantially consistent with the representation set forth in Section 8 to the Joint Lead Arrangers that the Public Lender information does not include material non-public information about the Company or its subsidiaries and, to your knowledge, the Acquired Companies or its subsidiaries, and that any such confidential information memorandum will contain customary provisions exculpating us and our affiliates with respect to any liability related to the use or misuse of the contents of the Company Materials or related offering and marketing materials by the recipients thereof and the Company and your respective subsidiaries and affiliates with respect to any liability related to the use or misuse of the contents of such confidential information memorandum, Company Materials or any related marketing material by the recipients thereof in violation of applicable securities laws; provided that such exculpation of the Company and your and their respective subsidiaries and affiliates shall not impact the Joint Lead Arrangers’ right to indemnification hereunder.

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To ensure an effective syndication of the Facility, the Company agrees that until the Syndication Date has occurred, the Company will not, and will not permit any of its subsidiaries to, arrange, syndicate or issue, attempt to arrange, syndicate or issue, announce or authorize the announcement of the arrangement, syndication or issuance of any debt facility or debt security (including any renewals thereof) without the prior written consent of the Commitment Parties (other than (A) the Facility, (B) intercompany indebtedness, (C) indebtedness under the Existing Credit Agreement and (D) the Preferred Equity).

Section 4.  Fees.  In addition to the fees described in Annex I, the Company will pay the non-refundable fees set forth in the Arranger Fee Letter agreement dated the date hereof (the “Fee Letter”) among the Company and the Commitment Parties.  The terms of the Fee Letter are an integral part of each Commitment Party’s agreements hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5.  Indemnification.  The Company will indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including without limitation, reasonable and documented out-of-pocket fees and disbursements of one firm of counsel for all Indemnified Parties taken as a whole (and, if necessary by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Parties affected by such conflict informs you of such conflict, of another firm of counsel for each such affected Indemnified Party in each relevant jurisdiction))), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense (A) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful misconduct, (B) is found in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from a material breach by such Indemnified Party of its funding obligations hereunder, (C) arises from any proceeding by an Indemnified Party against another Indemnified Party (other than a proceeding involving (i) conduct or omissions or alleged conduct or omissions by the Company, its Subsidiaries, the Acquired Companies or any of their respective affiliates or (ii) the Joint Lead Arrangers or the Administrative Agent in their applicable capacities, or any other Commitment Party acting in a similar arranger or agent capacity).  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Notwithstanding anything to the contrary herein, the Company, on behalf of itself and its subsidiaries and affiliates, hereby acknowledges that none of the Commitment Parties (and/or any of their affiliates and/or their or their affiliates’ officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) shall have any liability to the Company or any of its subsidiaries or affiliates under this Commitment Letter or for any claim made by the Company or any of its subsidiaries or affiliates based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Facility, this Commitment Letter, the Operative Documents, the Transaction or the performance thereof or any actual or proposed use of the proceeds of the Facility, except to the extent of direct damages determined in a final, non-appealable judgment by a court of competent jurisdiction (A) to have resulted from an Indemnified Party’s gross negligence or

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willful misconduct or (B) to have arisen from a material breach by such Indemnified Party of its funding obligations hereunder.

Except in the case of damages owing to any Indemnified Party pursuant to the foregoing indemnity, none of the Company, its Subsidiaries, nor any Indemnified Party shall be liable for any special, consequential, punitive or indirect damages (including without limitation, any loss of profits, business or anticipated savings) arising out of or in connection with or by reason of this Commitment Letter, the Facility, the Transaction, the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility.

The Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through the Platform.  No Indemnified Person will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement of any proceedings if the amount of such settlement was effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final judgment by a court of competent jurisdiction in such proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph.   The Company shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

Upon the initial funding of the Facility on the Closing Date, the foregoing indemnification provisions shall be superseded by the indemnification provisions in the Amended Credit Agreement (to the extent covered thereby).

Section 6.  Costs and Expenses.  The Company will pay, or reimburse each Commitment Party on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by such Commitment Party (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter and the Operative Documents, including without limitation, the reasonable and documented fees and expenses of Paul Hastings LLP and Murphy Mahon Keffler & Farrier, L.L.P., as counsel for the Joint Lead Arrangers (and, if necessary by a single firm of local counsel in each appropriate jurisdiction), regardless of whether any of the transactions contemplated hereby are consummated.  The Company will also pay all reasonable and documented costs and expenses of each Commitment Party (including without limitation, the reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter.

Section 7.  Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter and the Fee Letter are for the Company’s confidential use only and that neither the Commitment Letter, the Fee Letter nor their terms may be disclosed by the Company to any person without the consent of the Commitment Parties except (a) the Company may disclose this Commitment Letter, the Fee Letter and their respective terms to (i) the Company’s affiliates and its and

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their respective officers, directors, employees, advisors, attorneys, accountants, agents and representatives (the “Company Representatives”), (ii) the officers, directors, employees, advisors, attorneys, auditors, agents and representatives of the Acquired Companies and the sellers of the Acquired Companies (provided that any disclosure of the Fee Letter shall be redacted in respect of the amounts, percentages and basis points set forth therein (and after the Closing Date the Fee Letter may be disclosed on an unredacted basis to such officers, directors, employees, advisors, attorneys, agents and representatives) and (iii) in respect of the Commitment Letter only, to the purchasers and arrangers of the Preferred Equity and their respective officers, directors, employees, advisors, attorneys, agents and representatives, in each case, only on a confidential and “need to know” basis in connection with the transactions contemplated hereby, (b) the Company may make such public or private disclosures of the Commitment Letter, the Fee Letter and their terms and conditions hereof as the Company is required by law or compulsory legal process or to the extent required by governmental or regulatory authorities (in which case, the Company agrees, to the extent permitted by law, to inform the Commitment Parties promptly in advance thereof), (c) the Commitment Letter, the Fee Letter and their terms may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law) and (d) you may disclose this Commitment Letter (but not the Fee Letter) and its contents in any proxy statement, registration statement or other public filing related to the Transaction, and the aggregate amount of fees (including upfront fees and arranger fees) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Transaction (but without disclosing any specific fees or other economic terms or to whom such fees or other amounts are owed).  Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Company and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory or governmental or regulatory authority) to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation), (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party, (d) to such Commitment Party’s affiliates, employees, legal counsel, accountants, independent auditors and other experts, professionals or agents who are informed of the confidential nature of such information, (e) for purposes of establishing a defense in any legal proceeding or to enforce our rights thereunder, (f) to the extent that such information is received by any Commitment Party from a third party that is not to any Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by any Commitment Party, (h) to potential Lenders, participants, assignees, solicitees, potential assignees, prospective counterparties under hedging, swap or derivatives agreements and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such information in connection with the transactions contemplated hereby (subject to similar confidentiality provisions as provided herein or otherwise in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of

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information) or (i) with your prior written consent.  This paragraph shall terminate on the earlier of (i) the first anniversary of the date of the Commitment Letter and (ii) in the case of any Commitment Party that becomes a party to the definitive documentation for the Facility, the Closing Date (at which point, the confidentiality provisions of such definitive documentation will supersede the provisions of this paragraph); provided that the termination of obligations under this paragraph shall not relieve any Commitment Party from its responsibilities in respect of any breach of this paragraph prior to such termination.

Section 8.  Representations and Warranties of the Company.  The Company represents and warrants that (and with respect to the Acquired Companies and their assets, to the best of the Company’s knowledge) (a) all written information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party, any Lender or any potential Lender by the Company or any Company Representatives in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all financial projections, if any, that have been or will be prepared by the Company or any Company Representatives and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date such Projections were furnished (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, no assurance can be given that the Projections will be realized and actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).  If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. The Company also agrees to promptly advise the Commitment Parties of all developments materially affecting the Company or the Transaction. Notwithstanding anything to the contrary, the accuracy of the foregoing representations, whether or not cured, shall not be a condition to the closing of the Amendment or to the obligations of the Commitment Parties or the funding of the Loans on the Closing Date hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied.

In providing this Commitment Letter and in arranging the Facility, the Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Company or any Company Representatives without independent verification thereof.

Section 9.  Not a Fiduciary, Etc.  The Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person.   Each of the Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that the Commitment Parties have not advised and are not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Commitment Parties or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

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The Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests.  For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company.  Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account.  Furthermore, the Company agrees that no Group and no member or business of a Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company.

Section 10.  Governing Law, Etc.  This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation the definition of “Company Material Adverse Effect” (as defined in Annex II) and whether a Company Material Adverse Effect has occurred, (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in Annex II) and whether as a result of any inaccuracy thereof you have the right (taking into account any applicable cure provisions) to terminate your obligations under any Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreements, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware.  This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.  This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter.  Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or electronic mail will be as effective as delivery of an original executed counterpart of this Commitment Letter.  Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a valid, binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith on a timely basis the Operative Documents by the parties hereto giving due consideration for the timing of the Acquisition contemplated by the Acquisition Agreements and in a manner consistent with this Commitment Letter, including the execution and delivery of the Operative Documents as provided in this Commitment Letter, and (ii) the Fee Letter is a valid, binding and enforceable agreement with respect to the subject matter contained therein.  Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

9

Section 11.  Waiver of Jury Trial.  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 12.  Consent to Jurisdiction, Etc.  Each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the County and City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company at its address specified on the first page of this Commitment Letter.  A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law.  To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 13.  Patriot Act Compliance.  The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Company and each guarantor, which information includes the name and address of the Company and other information that will allow the Commitment Parties to identify the Company and each guarantor in accordance with the Patriot Act or Beneficial Ownership Regulation.  In that connection, the Commitment Parties may also request corporate formation documents, or other forms of identification, to verify information provided.

Section 14.  Amendments and Assignments.  This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing.  This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

Section 15.  Prospective Waiver to Credit Agreement.  Frost Bank, as Lender and as the Administrative Agent, and the Company, as Borrower, hereby agree to prospectively waive the requirement that the Company deliver a Reserve Report on July 1, 2018 in Sections 2.14 and 9.14 of the Existing Credit Agreement.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Alex Zemkoski, Frost Bank, 640 Taylor Street, Fort Worth, Texas 76102 (fax: 817.420.5228 or email: alex.zemkoski@frostbank.com) at or before 5:00 p.m. (Fort Worth time) on May29, 2018, the time at which the agreements of each Commitment Party hereunder (if not so accepted prior thereto) will terminate.  If the Company elects to

10

deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

[Remainder of page left blank; signature pages follow.]

11

Very truly yours,

FROST BANK

By:	/s/ Alex Zemkoski
Name: Alex Zemkoski
Title: Senior Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER — KIMBELL ROYALTY]

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH

By:	/s/ Nupur Kumar
Nupur Kumar
Authorized Signatory

By:	/s/ Christopher Zybrick
Christopher Zybrick
Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Timothy Perry
Name: Timothy Perry
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER — KIMBELL ROYALTY]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jay Buckman
Name: Jay Buckman
Title: Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Rob McLean
Name: Rob McLean
Title: Director

[SIGNATURE PAGE TO COMMITMENT LETTER — KIMBELL ROYALTY]

ACCEPTED AND AGREED
on May 28, 2018:

KIMBELL ROYALTY PARTNERS, LP

By: Kimbell Royalty GP, LLC, its general partner

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

[SIGNATURE PAGE TO COMMITMENT LETTER — KIMBELL ROYALTY]

ANNEX I

Term Sheet

[See attached.]

[ANNEX I TO COMMITMENT LETTER — KIMBELL ROYALTY]

SUMMARY OF PROPOSED TERMS

Borrower:	Kimbell Royalty Partners, LP

Guarantors:	Rivercrest Royalties, LLC
Kimbell Intermediate Holdings, LLC
Kimbell Intermediate GP, LLC
Hochstetter, LP
Rochester Minerals, LP
Kimbell Royalty Holdings, LLC
Haymaker Holding Company, LLC
Haymaker Greenfield, LLC
Haymaker Properties, LP

Lenders:	Frost Bank (50%)
Credit Suisse (25%)
Wells Fargo (25%)

Credit Facility:	Revolving Line of Credit

Facility Amount:	$250,000,000

Borrowing Base:

$200,000,000. Notwithstanding anything to the contrary in the Commitment Letter, if on the Closing Date the Borrower and its Restricted Subsidiaries do not acquire at least 95% of the PV-9 value of the oil and gas properties of the Acquired Companies evaluated in the Initial Reserve Report pursuant to the Acquisition, the initial Borrowing Base on the Closing Date shall be reduced by an amount equal to the Borrowing Base value attributable to such oil and gas properties not acquired pursuant to the Acquisition, as determined by the Joint Lead Arrangers in their sole discretion and consistent with their normal oil and gas lending criteria as it exists on the Closing Date

Commitment:	$200,000,000

Targeted Closing Date:	~ July 13, 2018

Use of Proceeds:

The acquisition and development of Oil and Gas Properties and for working capital and other general partnership purposes of the Borrower and its Restricted Subsidiaries (including Permitted Acquisitions and permitted Restricted Payments). Loans made on the closing date of the Amendment will be used to fund a portion of cash consideration for the Acquisition (as defined below) and fees and expenses in connection therewith.

Amortization:	Interest on Base Rate loans due quarterly, with interest on LIBOR loans due the earlier of the end of the Interest Period for such loans or quarterly. Principal due at maturity.

Maturity:	February 8, 2022

Letters of Credit:	Letters of Credit to be reserved under the Borrowing Base with a sublimit of 10% of Borrowing Base then in effect.

Security:

A Collateral Coverage Minimum of 60% of PV-9 of PDP Reserves by value, after giving effect to the Acquisition, with best efforts to reach 70%.  Notwithstanding the foregoing, the Borrower shall be required to use commercially reasonable efforts to execute and deliver mortgages on the Closing Date on all properties of the Acquired Companies which are currently subject to a mortgage in favor of Wells Fargo Bank, National Association pursuant to the Acquired Companies’ existing financings, but completion of execution and delivery of such mortgages shall not be a condition to the Closing Date.  The Amendment will provide that the Borrower will have 60 days after the Closing Date (subject to extension, in the sole discretion of the Administrative Agent, so long as the Borrower is working diligently) to complete such mortgages and such other mortgages as shall be necessary to satisfy the Collateral Coverage Minimum.

Borrowing Base:

Semi-annual redeterminations around May 1st and November 1st each year. Borrower and Required Lenders may each request a special determination one time between successive Redetermination Dates, in addition to the scheduled redeterminations.

Loan Pricing:	Borrowing	LIBOR	ABR	Unused
	Base Usage	Margin	Margin	Fee
	≥ 90%	3.000%	2.000%	0.500%
	< 90%	2.750%	1.750%	0.500%
	< 75%	2.500%	1.500%	0.500%
	< 50%	2.250%	1.250%	0.500%
	< 25%	2.000%	1.000%	0.500%

	Note: 30, 60, 90 and 180 day LIBOR tranches available

Unused Fee:	Commitment fee on the unused portion of the Borrowing Base equal to 50 basis points, payable quarterly in arrears.

Agency Fee:	As provided in that certain Fee Letter, dated as of January 11, 2017, between the Administrative Agent and the Borrower.

L/C Fronting Fee:	0.125% per annum.

Reporting Requirements:

1.              Annual audited financial statements to be delivered within 120 days of the end of each fiscal year.

2.              Quarterly internally prepared financial statements for the first three fiscal quarters of each fiscal year to be delivered within 60 days of the end of such fiscal quarter (or such longer period as agreed to by the Administrative Agent).

3.              Quarterly production reports due within 60 days of the end of the first three fiscal quarters of each fiscal year (or such longer period as agreed to by the Administrative Agent).

4.              Certificates of compliance due with financial statements.

5.              Engineering reports due April 1st (internally prepared) and October 1st (prepared by an Approved Petroleum Engineer) of each year

6.              Annual budget due within 120 days of the end of each fiscal year (or such longer period as agreed to by the Administrative Agent).

7.              All other information as reasonably requested by the Lenders.

Covenants:

1.              Maximum Debt to EBITDAX Ratio of 4.0x (calculated for the four fiscal quarter period ending on the last day of each fiscal quarter).

2.              Minimum Current Ratio of 1.0x (including Available Commitments).

3.              Other Indebtedness not to exceed $5,000,000, Capital Leases and purchase money financings not to exceed $5,000,000.  Indebtedness of an acquired Person shall not be permitted.  Permitted Additional Debt shall be permitted if, prior to the time any such Indebtedness is incurred (and at all times thereafter until such Indebtedness is repaid in full), the Borrower and Guarantors grant first-priority perfected Liens on Borrowing Base Properties constituting 80% of PV-9 of PDP Reserves by value.

4.              (i) Other general Investments limited to $10,000,000, (ii) Investments in “ventures” limited to $10,000,000 and (iii) Investments in Unrestricted Subsidiaries limited to $10,000,000.

5.              Sale of Borrowing Base Properties with a Borrowing Base value in excess of 10% of Borrowing Base since the last redetermination of the Borrowing Base triggers a Borrowing Base adjustment in an amount equal to the PV-9 value attributable to the disposed Borrowing Base Properties.

6.              Commodity hedging limited to 80% of projected PDP production for up to 36 months.

7.              Restricted Payments (other than redemptions of Preferred Equity) permitted so long as, after giving effect thereto, (a) no Event of Default or Borrowing Base Deficiency exists, (b) the Borrower has Liquidity (to be defined as Available Commitments and Unrestricted Cash (to be defined in a manner to be agreed)) in an amount not less than 10% of the Loan Limit and (c) the Borrower is in pro forma compliance with a maximum Debt to EBITDAX Ratio of 4.0x.  For the avoidance of doubt, dividends/distributions on Preferred Equity can be paid-in-kind.

8.              Limitation on issuance of preferred Equity Interests other than the Preferred Equity.

9.              Redemption of Preferred Equity permitted (i) so long as, after giving effect thereto, (a) no Event of Default or Borrowing Base Deficiency exists, (b) the Borrower has Liquidity (as defined above) in an amount not less than 10% of the Loan Limit and (c) the Borrower is in pro forma compliance with a maximum Debt to EBITDAX Ratio of 3.25x or (ii) with an amount equal to the net cash proceeds of a substantially concurrent issuance of (x) common Equity Interests or (y) other preferred Equity Interests on terms reasonably satisfactory to the Majority Lenders and in any event on terms and conditions no less favorable to the Borrower than the Preferred Equity, with an issuance being deemed to be substantially concurrent so long as it such redemption occurs within 60 days following such issuance.

10.       Primary operating accounts to be maintained at Frost Bank and control agreements to be entered into for all deposit accounts and securities accounts (other than Excluded Accounts) prior to the time that any property is deposited in such account.

Other Amendments To Existing Credit Agreement:

1.              The Credit Agreement will be amended to permit (a) the consummation of the Acquisition, (b) the issuance of the Preferred Equity on the terms described in the Commitment Letter and (c) the Borrower’s intended change of its U.S. federal income tax status from a pass-through partnership to an entity taxable as a corporation by means of a “check-the-box” election, “up-C” structure, a combination thereof or otherwise, on terms and conditions reasonably acceptable to the Joint Lead Arrangers (such acceptance not to be unreasonably withheld, conditioned or delayed).

2.              The “No Material Adverse Effect” representation and warranty will be amended so that such representation and warranty is made “since the Funding Date” and is brought down with each extension of credit (other than the borrowing on the Closing Date).

3.              The Solvency definition and representation and warranty will be amended so that such representation and warranty is brought down with each extension of credit (including the borrowing on the Closing Date).

4.              The Liens covenant will be amended to restrict Liens on all property of the Borrower and its Restricted Subsidiaries, except for Permitted Liens permitted by the Existing Credit Agreement and other Liens to be mutually agreed by the Joint Lead Arrangers and the Borrower.

5.              The Disposition covenant will be amended to restrict dispositions of all property of the Borrower and its Restricted Subsidiaries, except for disposition baskets permitted by the Existing Credit Agreement and other dispositions to be mutually agreed by the Joint Lead Arrangers and the Borrower.

6.              The debt basket set forth in Section 10.7(b) of the Existing Credit Agreement (permitting certain indebtedness in the ordinary course of business without limit) will be deleted in its entirety.

7.              The hedging covenant will be amended to delete the ability of the Borrower and its Restricted Subsidiaries to provide collateral to counterparties that are not Lenders (or Affiliates of Lenders).

8.              The covenant requiring control agreements over deposit accounts and securities accounts will be amended to permit the exercise of control over such accounts upon any Event of Default.

All other provisions and terms not expressly addressed above shall be consistent with the Existing Credit Agreement or as otherwise mutually agreed by the Joint Lead Arrangers and the Borrower.

Legal Counsel:           Murphy, Mahon, Keffler and Farrier

ANNEX II

Initial Conditions Precedent

[See attached.]

[ANNEX II TO COMMITMENT LETTER — KIMBELL ROYALTY]

ANNEX II

Kimbell Royalty Partners, LP

$250 Million Senior Secured Credit Facility

Conditions Precedent

Capitalized terms used but not defined in this Annex II shall have the meanings set forth in the Commitment Letter to which this Annex II is attached.

Subject to the Certain Funds Provisions, the closing of the Amendment and the making of the initial extensions of credit under the Facility will be subject to the satisfaction solely of the following conditions precedent:

1.                                      The execution and delivery by the Company and each Guarantor to the Administrative Agent of the Amendment and all other joinders or supplements to the Pledge and Security Agreement, the Guarantee and other loan agreements incorporating substantially the terms set forth in Annex I and the conditions set forth in this Annex II (the “Operative Documents”), and the Administrative Agent shall have received customary legal opinions, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Company and each guarantor), customary officer’s certificates (including officer’s certificates certifying as to authorization, incumbency, organizational documents and Acquisition Agreement Representations (as defined below) and Specified Representations (as defined below)), customary corporate, limited liability company or other organizational resolutions or authorizations, a certificate substantially in the form attached hereto as Annex III certifying that the Company and its Restricted Subsidiaries, after giving effect to the making of the initial extensions of credit under the Facility, the consummation of the Transaction and the other transactions to occur on the Closing Date, are solvent (the “Solvency Certificate”)and customary lien and judgment searches for the Credit Parties reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Amended Credit Agreement.

2.                                      All documents and instruments necessary to perfect the Administrative Agent’s security in the Collateral under the Facility shall have been executed and delivered by the Company and the Guarantors (subject in each case, for the avoidance of doubt, to the Certain Funds Provisions).

3.                                      No Company Material Adverse Effect (as defined in the Acquisition Agreements as in effect on the date of the Commitment Letter) shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.  Subject to Section 2.5 of the Acquisition Agreement, the Walk-Right Amounts (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) are not, in the aggregate, more than the Walk-Right Threshold (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter).

4.                                      The Joint Lead Arrangers will have received, in form and substance reasonably satisfactory to the Joint Lead Arrangers, a true and correct fully-executed copy of (a) the Securities Purchase Agreement dated the date hereof, between Haymaker Resources, LP, Haymaker Services, LLC and the Company (together with all exhibits, annexes and schedules thereto, as amended, collectively, the “HR Acquisition Agreement”) and (b) the Securities Purchase Agreement dated the date hereof, between Haymaker Minerals & Royalties, LLC, Haymaker Services, LLC and the Company (together with all exhibits, annexes and schedules thereto, as amended, collectively, the “HM&R Acquisition Agreement”, and together with the HR Acquisition Agreement, the “Acquisition Agreements”, and each, an “Acquisition Agreement”) (it being understood that the draft Acquisition Agreements delivered to the Joint Lead Arrangers on May 28, 2018 at 10:02 p.m. C.S.T. are deemed in form and substance reasonably satisfactory to the Joint Lead Arrangers).  The Acquisition shall be consummated in all material respects substantially concurrently with the initial funding of the Facility in accordance with the terms of the Acquisition Agreements, after giving effect to any amendments, waivers or modifications thereto or consents thereunder, other than any such amendments, waivers or modifications thereto or consents thereunder that are materially adverse to the Lenders (in each case in their capacity as such), it being understood that (a) any change to the definition of “Company Material Adverse Effect” contained in any Acquisition Agreement, (b) any (i) increase in the amount of the purchase price which is not funded by an increase in the Unadjusted Common Unit Consideration (as defined in the relevant Acquisition Agreement) or by cash equity contributions or (ii) any decrease in the combined purchase price in an amount exceeding 10% of the combined initial purchase price under the Acquisition Agreements, (c) any change in the third party beneficiary rights in any Acquisition Agreement applicable to the Joint Lead Arrangers and the Lenders, (d) any change in the governing law of any Acquisition Agreement or (e) any amendment to any Acquisition Agreement that would exclude oil and gas properties from the Acquisition (or any exercise by the Company of any right to exclude oil and gas properties from the Acquisition) with an aggregate allocated value (as set forth in the Acquisition Agreements) in excess of 10% of the combined initial purchase price under the Acquisition Agreements shall, in each case, be deemed to be materially adverse to the interests of the Lenders unless approved by the Joint Lead Arrangers in writing.

5.                                      Apollo Capital Management, L.P. (or one or more of its affiliates) or an alternative buyer shall have consummated the purchase of $110,000,000 of convertible preferred equity interests (the “Preferred Equity”) of the Company (and the Company shall have received gross cash proceeds therefrom of not less than $110,000,000), substantially concurrently with the initial funding of the Facility in accordance with the terms of that certain Series A Preferred Unit Purchase Agreement, dated as of the date hereof, between the Company and AP KRP Holdings, L.P., AA Direct, L.P., AIE III Investments, L.P., Apollo Kings Alley Credit SPV, L.P., Apollo SPN Investments I (Credit), LLC, Apollo Thunder Partners, L.P., ATCF Subsidiary (DC), LLC, Apollo Union Street SP, L.P., Zeus Strategic US Holdings, L.P. and Apollo Lincoln Fixed Income Fund, L.P., attached as Annex IV hereto (together with all exhibits, annexes and schedules thereto, collectively, the “Preferred Equity Purchase Agreement”), after giving effect to any amendments, waivers or modifications thereto or consents thereunder, other than any such amendments, waivers or modifications thereto or consents thereunder that are materially adverse to the Lenders (in each case in their capacity as such), it being understood that (i) any increase in the distribution rate (whether in cash or paid in kind), (ii) any change to any mandatory redemption provision or put rights (or the addition of other mandatory redemption provisions or put rights), (iii) any change to the terms of the Preferred Equity which results in the Preferred Equity constituting indebtedness under GAAP and (iv) any modification of any covenant included in the Preferred Equity that makes such covenant materially more restrictive as to the Company or any of its Restricted Subsidiaries (or any modification that adds a covenant that results in the Preferred Equity being materially more restrictive as to the Company or any of its Restricted Subsidiaries), in each case, shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Joint Lead Arrangers in writing.

6.                                      The existing indebtedness of the Acquired Companies pursuant to (i) that certain Credit Agreement, dated as of January 29, 2016, among Haymaker Resources, LP, Haymaker Properties, GP, LLC, Haymaker Properties, LP, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent and (ii) that certain Credit Agreement, dated as of November 10, 2014, among Haymaker Holding Company, LLC, Haymaker Greenfield, LLC, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent shall in each case have been repaid in full prior to, or shall be repaid in full substantially simultaneously with the initial borrowing under the Facility on the Closing Date, and the Joint Lead Arrangers shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Facilities) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Facility.  On the Closing Date, after giving effect to the transactions described in the Commitment Letter, neither the Company nor any of its Restricted Subsidiaries (including the Acquired Companies) shall have any outstanding Indebtedness other than under the Facility and as otherwise permitted by the Amended Credit Agreement.

7.                                      The Joint Lead Arrangers shall have received:

(a)                                 with respect to the Company and its subsidiaries (not including the Acquired Companies), (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years (provided, that such audited consolidated balance sheets shall only be required for the two most recently completed fiscal years) ended at least 90 days prior to the Closing Date and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(b)                                 with respect to the Acquired Companies, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(c)                                  a pro forma consolidated balance sheet for the Company prepared as of December 31, 2017 prepared so as to give effect to the Transaction as if the Transaction had occurred on such date, which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, or include adjustments for purchase accounting; and

(d)                                 customary projections of the Company and its Restricted Subsidiaries in form and substance reasonably satisfactory to the Joint Lead Arrangers on a quarterly basis from the fiscal year ended 2018 through the fiscal year ended 2020.

8.                                      The Joint Lead Arrangers shall have received, at least 5 Business Days prior to the Closing Date (to the extent requested at least 10 Business Days prior thereto), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

9.                                      All fees and expenses due to the Commitment Parties, the Administrative Agent and the Lenders required to be paid pursuant to the Commitment Letter and the Fee Letter on the Closing Date (including the fees and expenses of counsel for the Joint Lead Arrangers and the Administrative Agent to the extent invoiced at least 2 Business Days prior to the anticipated Closing Date) shall have been, or substantially concurrently with the funding of the Facility shall be, paid.

10.                               The Acquisition Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects (except to the extent any such representation is qualified by materiality or “material adverse effect”, in which case such representation shall be true and correct in all respects).

“Acquisition Agreement Representations” shall mean such of the representations made by any Seller (as defined in the relevant Acquisition Agreement) or any of the Acquired Companies or regarding the Acquired Companies (or their respective businesses) in the Acquisition Agreements as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the breach of any such representations results in you or any of your affiliates having the right (after giving effect to any cure rights, but without giving effect to any notice requirement) to terminate your or its obligations under any Acquisition Agreement or otherwise decline to consummate the Acquisition.

“Specified Representations” shall mean the representations and warranties made by the Company or any of its Restricted Subsidiaries (including the Acquired Companies) set forth in the Operative Documents (including the Amended Credit Agreement) relating to:  (i) (A) corporate, limited liability company or equivalent, as applicable, status of the Credit Parties and (B) corporate, limited liability company or equivalent, as applicable, power and authority to enter into the Operative Documents by the Credit Parties, (ii) due authorization, execution and delivery by the Credit Parties, in each case as they relate to entering into and performance of the Operative Documents and the Credit Documents, (iii) enforceability of the Operative Documents and the Credit Documents against the Credit Parties, (iv) no conflicts of the Operative Documents and the Credit Documents (limited to the execution, delivery and performance of the Operative Documents, incurrence of the indebtedness thereunder, granting of the guarantees thereunder and the security interests in respect thereof) with organizational documents of the Credit Parties or applicable law, (v) Federal Reserve margin regulations, (vi) Investment Company Act, (vii) use of proceeds not violating applicable anti-corruption laws or sanctions laws and regulations including OFAC and Foreign Corrupt Practices Act, (viii) solvency of the Company and its Subsidiaries on a consolidated basis on a pro forma basis giving effect to the transactions contemplated to occur on the Closing Date (such representations to be substantially identical to those set forth in the Solvency Certificate) and (ix) the creation, validity and perfection of security interests in the collateral described in paragraph 2 above.

11.                               The Company shall have used commercially reasonable efforts to provide title information as the Joint Lead Arrangers may reasonably request setting forth satisfactory title to the oil and gas properties (including oil and gas properties of the Acquired Companies) evaluated in the Initial Reserve Report (as defined below) constituting not less than 60% of the PV-9 of PDP Reserves by value; provided that to the extent such title delivery requirement has not been satisfied after the Company’s provision of commercially reasonable efforts, the delivery of such title information shall not constitute a condition precedent to the availability and initial funding of the Facility on the Closing Date but shall be required to be delivered within 60 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).

12.                               The Joint Lead Arrangers shall have been afforded a period in which to syndicate the Facility of at least 15 consecutive business days after the receipt of a customary confidential information memorandum to syndicate the Facility and a customary authorization letter with respect thereto.

13.                               The Joint Lead Arrangers shall have received (a) the reserve report prepared by the Company (or at the Company’s option, an Approved Petroleum Engineer) evaluating the PDP Reserves of the Company and its subsidiaries and the Acquired Companies as of June 30, 2018 (the “Initial Reserve Report”) accompanied by a certificate from a responsible officer of the Company that the information contained therein is true and correct in all material respects and (b) a certificate from an authorized officer of the Company, dated as of the Closing Date, certifying, after giving effect to the Acquisition, the percentage of the aggregate net present value of the proved reserves attributable to the oil and gas properties of the Acquired Companies included in the Initial Reserve Report that the Company will acquire as a result of the Acquisition (and identifying a maximum percentage of such oil and gas properties on a net present value basis that were included in the Initial Reserve Report, but which will not be acquired).

14.                               After giving pro forma effect to the Acquisition and the initial funding of the Facility on the Closing Date, the unfunded availability under the initial Borrowing Base under the Facility shall be greater than or equal to $50,000,000.

ANNEX III

Form of Solvency Certificate

[    ], 2018

Reference is hereby made to that certain Credit Agreement, dated as of January 11, 2017 (the “Credit Agreement”), by and among Kimbell Royalty Partners, LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Frost Bank, as administrative agent (in such capacity, the “Administrative Agent”), as amended by that certain [First Amendment to Credit Agreement], dated as of the date hereof (the “Amendment”), by and among the Borrower, the Subsidiaries of the Borrower party thereto as Guarantors, the lenders party thereto and the Administrative Agent. Capitalized terms used in this certificate are defined in the Credit Agreement or the Amendment, as applicable, unless otherwise stated.

The undersigned, as Chief Financial Officer of Kimbell Royalty GP, LLC, in its capacity as the general partner (the “General Partner”) of the Borrower is delivering this Solvency Certificate pursuant to Section [  ] of the Amendment.  The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries.  In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business conducted and proposed to be conducted by the Borrower and its Restricted Subsidiaries.

The undersigned hereby delivers this certificate in his capacity as Chief Financial Officer of the General Partner and hereby certifies as follows:

As of the date hereof, and after giving effect to the consummation of the [Acquisition] (including the [Acquired Companies] becoming Restricted Subsidiaries), the making of the Loans under the Credit Agreement on the date hereof and the application of the proceeds thereof, the issuance of the [Preferred Equity] on the date hereof and the application of the proceeds thereof, and the payment of fees and expenses in connection with each of the foregoing:

a.              the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries, on a consolidated basis;

b.              the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries, on a consolidated basis, of their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.              the Borrower and its Restricted Subsidiaries, including the Acquired Companies, on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

[ANNEX III TO COMMITMENT LETTER — KIMBELL ROYALTY]

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first written above.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:
Name:
Title:

ANNEX IV

Preferred Equity Purchase Agreement

[See attached.]

[ANNEX IV TO COMMITMENT LETTER — KIMBELL ROYALTY]